Exhibit 10.11 P.O. Box 4000 Princeton, NJ 08543-4000 609-252-4000

September 2, 2008

Mr. Peter G. Leemputte

1656 Kathryn Lane

Lake Forest, IL 60045

Dear Pete,

On behalf of Bristol-Myers Squibb Company (“Company”), I am pleased to extend our offer to you to join the Company as Senior Vice President and Chief Financial Officer for Mead Johnson Nutritionals. In this position, you will be based in Evansville, Indiana until Mead Johnson’s headquarters move to Chicago, Illinois in the spring of 2009. You will report to me.

Base Salary: Your annual base salary will be $550,000 paid bi-weekly. The Bristol-Myers Squibb salary program provides for annual salary reviews.

Annual Bonus Plan: You will also be a participant in the Bristol-Myers Squibb Performance Incentive Plan, in which your target award will be 45% of your base salary. Payment of your bonus will be based on company and individual performance. During your initial year of employment, your targeted bonus will be prorated based on your start date. Once the initial public offering of Mead Johnson (“MJ-IPO”) is completed, you will be eligible for a target bonus of 85% of your base salary.

Bonus Deferment: As an executive of Bristol-Myers Squibb, you are eligible to defer up to 100% of your annual bonus. If you would like to defer all or a portion of your current-year bonus, you will need to file an election form with Global Compensation within 30 days of your start date. In some cases, there may be tax law restrictions on the amount you may defer in the year you begin working for the Company. If you are interested in deferring your current-year bonus, please call Rich Lodato for more information as soon as possible: 609-897-2784.

Sign-On Cash Payment: You will receive a sign-on cash payment of $300,000 to be paid to you shortly after you join Bristol-Myers Squibb. This payment is taxable income. Should you terminate from the Company voluntarily or be terminated by the Company for cause within 12 months of your start date, you will be required to repay this entire amount to the Company within sixty calendar days of your termination date.

Stock Options: Upon joining Bristol-Myers Squibb, you will receive a sign-on stock option award under the Bristol-Myers Squibb 2007 Stock Award and Incentive Plan (“Current Stock Plan”) valued at $200,000. The number of stock options you receive will be determined based on the Company’s stock price and option value on the Grant Date and will be communicated to you at a later date. The “Grant Date” is defined as the first business day of the month following your start date (or your start date if it falls on the first business day of the month). The exercise price will be the fair market value of Bristol-Myers Squibb common stock on the Grant Date. Contingent on your continued employment with the Company, your sign-on award will normally vest 25% per year over four years following the Grant Date. Notwithstanding this normal vesting schedule, your sign-on award will vest fully in the event: (a) the MJ-IPO is cancelled; or (b) the MJ-IPO does not take place on or before December 31, 2009; or (c) you terminate from the Company involuntarily without cause. Your sign-on award is subject to the terms and conditions of the Current Stock Plan and the stock option agreement setting forth the award. Once the MJ-IPO is completed, you will be eligible to receive annual stock option awards under a new Mead Johnson stock incentive plan. The target value of the 2009 annual award is $700,000. The size of the annual award you actually receive will be dependent upon your individual performance. The accelerated vesting schedule applicable to your sign-on award, as stipulated in this paragraph, is not applicable to any annual awards.

Restricted Stock Units: Upon joining Bristol-Myers Squibb, you will receive a sign-on restricted stock unit (RSU) award under the Current Stock Plan valued at $800,000. The number of RSUs you receive will be determined based on the Company’s stock price on the Grant Date and will be communicated to you at a later date. The “Grant Date” is defined as the first business day of the month following your start date (or your start date if it falls on the first business day of the month). Contingent on your continued employment with the Company, your sign-on award will normally vest 25% per year over four years following the Grant Date. Notwithstanding this normal vesting schedule, your award will vest fully in the event: (a) the MJ-IPO is cancelled; or (b) the MJ-IPO does not take place on or before December 31, 2009; or (c) you terminate from the Company involuntarily without cause. Dividend equivalents will be paid as ordinary income on unvested RSUs throughout the vesting period. Your sign-on award is subject to the terms and conditions of the Current Stock Plan and the RSU agreement setting forth the award. Upon completion of the MJ-IPO, you will be eligible to receive a second RSU award – a Founders’ Award – under a new Mead Johnson stock incentive plan. This second award, which is valued at $700,000, will vest one-third in years three, four and five, respectively, following the grant date. The accelerated vesting schedule applicable to your sign-on award, as stipulated in this paragraph above, will not be applicable to your second award.

Performance Share Award: Once the MJ-IPO is completed, you will be eligible to receive annual performance share awards under a new Mead Johnson stock incentive plan. The target value of the 2009 annual award is $700,000. The details underlying this award will be communicated as soon as practicable following the MJ-IPO completion date.

Separation Agreement: In the event your employment is terminated involuntarily, other than for cause, by Bristol-Myers Squibb Company, or you terminate your employment for good reason (as described below), you will be eligible to receive a severance benefit in an amount equal to eighteen (18) months of your base salary at the rate in effect on the date of your termination [or the amount you would have been entitled to under the applicable Bristol-Myers Squibb Severance Plan (“Plan”) or a severance benefit plan sponsored by Mead Johnson Nutritionals (“Plan”), if you were covered under the Plan, whichever is greater], provided you timely execute an Executive Separation Agreement, containing a General Release and certain additional restrictive covenants and obligations of you. If you do not execute an Executive Separation Agreement, you will be entitled to basic severance benefits similar to those described in the applicable Plan. Although the severance benefits described in this letter are not payable pursuant to the applicable Plan, the severance benefits will be paid to you at regular payroll intervals according to your pay schedule prior to the termination and subject to all of the terms and conditions of the applicable Plan in effect on the date of termination (including, but not limited to, the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable). Be advised that if you are a “Specified Employee,” severance will not be paid during the six (6) months following your termination and, regardless whether you are a Specified Employee, the amount and timing of severance payments shall not be changed. The enhanced severance payments described above, if selected, will be in lieu of, and not in addition to, the severance (if any) that might be payable to you under the terms of any Bristol-Myers Squibb Company or Mead Johnson severance plan, if you are eligible for a Bristol-Myers Squibb Company or Mead Johnson severance plan at the time of your termination. For the forgoing purposes, good reason will mean the cancellation of the MJ-IPO or the failure, for reasons not in your reasonable control, to conclude the MJ-IPO by December 31, 2009, provided you terminate employment, by written notice, within sixty (60) days of either of the forgoing events.

As long as Mead Johnson Nutritionals remains a majority-owned subsidiary of Bristol-Myers Squibb Company (i.e., Bristol-Myers Squibb Company owns more than 50%), you will continue to have a severance benefit of no less than eighteen months of base salary. If Bristol-Myers Squibb Company divests of Mead Johnson Nutritionals following the MJ-IPO, such that Mead Johnson is no longer a majority-owned subsidiary of Bristol-Myers Squibb, then, upon involuntary termination without cause within eighteen (18) months of such divestiture, the Company will pay you, as deferred compensation, the amount of severance determined under the first sentence of this paragraph and paid in accordance with the forgoing provisions of this paragraph. For terminations occurring more than eighteen months after such a divestiture, your severance benefit, if any, will be determined by the successor company.

Vacation: You will be eligible for four weeks of vacation. Vacation is earned at a rate of 10% of the annual allotment per month for each full month worked for each calendar year. A full vacation allotment is earned by working 10 months of the calendar year, not to exceed 100% of the year’s vacation allotment. Employees with a start date on or before the 15th day of the month will earn a full month’s accrual. Employees with a start date after the 15th day of the month will not accrue vacation credit for that month.

Benefits Programs and Coverage: You are eligible to participate in the following benefit plans on your first day of employment: the Flexible Benefit Plan (offering choices of medical, dental, reimbursement account plans, and employee and dependent life insurance coverage); the Short and Long-Term Disability Plans; the Travel Accident Plan; and long-term care insurance. In addition, you are eligible to participate in two retirement plans: the Bristol-Myers Squibb Company Savings and Investment Program and the Bristol-Myers Squibb Company Retirement Income Plan. The Savings and Investment Program is a 401(k) plan that provides company-matching contributions after six months of employment. You may begin participating in the Savings and Investment Program as of the first pay period following your hire date. The Retirement Income Plan is a pension plan to which you do not make any contributions.

Additional benefit information and enrollment materials will be mailed to your home. In a separate mailing to your home, you will receive an ID number and a PIN with which to execute your benefits enrollment. It is important that you make your Flexible Benefit Plan elections within 31 days of your hire date. Please enroll on-line by accessing our Benefits Express website at https://BenefitsExpress.bms.com. If you have questions regarding your benefits package or the enrollment process, please call our HR Service Center at 800-897-9700.

It is likely that one or more aspects of your benefits package will change on a post-IPO basis. Any changes will be communicated to you as soon as practicable.

Relocation Assistance: You may be eligible for relocation benefits in accordance with the New Hire Relocation Guidelines, which you will receive from the Relocation Department. Before beginning any relocation activities, including but not limited to, initiating any sale and/or purchase of a home, please call Deborah Lauer in Human Resources to complete a questionnaire: 812-429-7838. Should your employment with Bristol-Myers Squibb Company terminate for any of the reasons described in the Relocation Repayment Agreement, including your voluntary termination of employment with Bristol-Myers Squibb Company or your termination for cause within 12 months of your hire date with the Company, you will be required to repay 100% of the relocation expenses incurred on your behalf. If any such termination should occur within 13-24 months from your hire date with the Company, you will be required to repay 50% of the relocation expenses incurred on your behalf. Please note, however, that you may be required to repay certain relocation expenses if your employment with Bristol-Myers Squibb Company terminates for any of the reasons described in the Relocation Repayment Agreement, including voluntary termination or termination for cause.

Employment Eligibility (I-9) Documentation: The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, complete Section 1 of the attached I-9 Form and bring it and the appropriate identifying documents with you on your first day of employment. Please be aware that if any information that you are required to submit is not provided within three (3) business days of beginning employment, this offer may be withdrawn, and if withdrawn, your candidacy for employment with us will be terminated.

Pre-placement Fitness for Work Evaluation and Background Check: This offer is contingent upon your satisfactory completion of the pre-placement fitness for work evaluation, including a medical examination and drug test. Please call Deborah Lauer at 812-429-7838 to arrange for your pre-placement fitness for work evaluation. This offer is also contingent upon your satisfactory completion of a background check. After these processes are completed, you will be advised of the results.

Invitation to Self-Identify: Bristol-Myers Squibb is a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973 and the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998. As such, we are required to extend to applicants a post-offer invitation to self-identify as an individual with a disability or status as a special disabled veteran, Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998 or recently separated veteran. Providing this information to the Company is voluntary and will be kept confidential in accordance with the law. Refusal to provide this information will not have an adverse impact on an individual’s employment. This information will be used only in accordance with the Americans with Disabilities Act (ADA) and our equal opportunity policy. Enclosed are invitations to self-identify.

Confidentiality Agreement: Before beginning work at Bristol-Myers Squibb, you will be required to sign our employee agreement covering patents, inventions, and confidential information. We also want you to understand that Bristol-Myers Squibb will expect you to retain in confidence and not to disclose to Bristol-Myers Squibb, or use in your employment with us, any confidential information you have obtained from present or previous employers.

In addition, you will be required to complete the Authorization for Release of any information in connection with the Employment Application Form. These forms will be sent to you under separate cover.

This offer is contingent upon our understanding that you have no contractual commitments or limitations that would prevent you from fulfilling the requirements for this role, and successful completion of formal references. As a Bristol-Myers Squibb employee, you will be an employee at will.

We look forward to you joining Bristol-Myers Squibb and hope you find this offer satisfactory in every respect. Bristol-Myers Squibb will require a response to this offer no later than the close of business on Monday, September 8, 2008. Please indicate your acceptance of this offer by signing below, and be sure to include your anticipated start date. Please return your signed letter to me.

If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Lynn Clark
Lynn Clark
Senior Vice President, Human Resources
Mead Johnson Nutritionals

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Peter G. Leemputte	Acceptance Date: 9/3/08
Peter G. Leemputte	Anticipated Start Date: 9/22/08

6